EXHIBIT 3.2

AMENDMENT #1 TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

OF

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

This is the first Amendment to the Amended and Restated Declaration of Trust which was filed in the Bergen County Clerk’s office on December 19, 1983, in Book 6804 at Page 109 (“Restated Declaration”) by the First Real Estate Investment Trust of New Jersey (“Trust”), a real estate investment trust formed under the laws of New Jersey

W I T N E S S E T H:

This Amendment #1 was adopted by the Board of Trustees of the Trust at a meeting the Board held May 31, 1994, pursuant to Paragraph 7.2 of the Restated Declaration. The following paragraphs of the Restated Declaration are hereby amended as follows:

(1)          Section 3.5 – Fixing Record Date for Voting is hereby amended to read as follows:

Section 3.5 – Fixing Record Date for Voting

For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend, the Trustees may, from time to time, close the transfer books for such period not exceeding forty-five (45) days as the Trustees may determine; or without closing the transfer books, the Trustees may fix a date not more than forty-five (45) days prior to the date of any meeting of shareholders or dividend payment as a record date for the determination of shareholders entitled to vote at such meeting or any adjournment thereof or to receive such dividend. Any shareholder who was a shareholder at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to receive such dividend even though he has since that date disposed of his shares, and no shareholder becoming such after said date shall be so entitled to vote at said meeting or any adjournment thereof or to receive such dividend.

(2)          Section 7.5 – Transactions Where Trustees Have a Personal Interest is hereby amended to read as follows:

Section 7.5 – Transactions Where Trustees Have a Personal Interest

(a)           The Trust may buy or sell property or any interest therein from and to any individual Trustee, officer of the Trust, or to any firm, partnership or corporation in which such Trustee or officer has or may have an interest, but only in the manner set forth in subparagraph 7.5(b).

(b)           Such purchase or sale shall first be approved at a meeting of the Trustees, and all Trustees shall be given written notice at least 7 days prior to such meeting that the approval of such contemplated purchase or sale is among the items of business to be discussed at the meeting. No such sale or purchase shall be made unless all of the Trustees, who are present and voting at such meeting, shall approve such sale or purchase, and unless the number of votes in favor of such sale or purchase shall constitute at least a majority of the total number of Trustees. No Trustee who has any direct or indirect interest in such sale or purchase may participate in the voting.

(c)           Subject to compliance with the provisions of subparagraph 7.5(d), the Trust may buy or acquire an interest in the profits and losses, and/or assets and liabilities, of a partnership (general or limited), joint venture, limited liability company or other form of business organization or entity in which a qualified real estate investment trust may participate pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended, where: (i) a Trustee or officer of the Trust has an interest in such business organization or entity; or (ii) a Trustee or officer of the Trust, and/or any affiliated or related parties, has a majority or controlling interest in any corporation, partnership (general or limited), joint venture, limited liability company, or other form of business entity which has an interest in such business organization or entity.

(d)          (i)           Any purchase or acquisition subject to the provisions of subparagraph 7.5(c) shall first be approved and authorized at a meeting of the Trustees. The Trustees shall be given written notice at least seven (7) days prior to the meeting that the contemplated purchase or acquisition is among the items of business to be discussed at the meeting. In conjunction with such written notice, the Trustees shall also be provided with : (A) a copy of the proposed form of any contract or agreement setting forth: (I) the terms, provisions and conditions for the Trust’s purchase or acquisition of the interest; (II) the rights, entitlements, responsibilities, duties and obligations of the Trust as a partner, joint venturer, member or participant in the business organization or entity, and (III) the governance, management and operations of the business organization or entity, or (B) a detailed summary of the material terms, provisions and conditions of the transaction.

(ii)           Trustees with a direct or indirect interest in the business organization or entity in which the Trust proposes to purchase or acquire an interest may be counted in determining whether a quorum is present at such meeting.

(iii)           No such purchase or acquisition shall be made unless: (A) a majority of the Trustees who are present and voting at such meeting shall approve of, and authorize, the purchase or acquisition; and (B) the total number of votes in favor of such purchase or acquisition shall constitute a majority of the total number of Trustees then qualified, elected and serving as Trustees; and (C) one or more of the disinterested Trustees shall vote in favor of such purchase or acquisition provided, however, that the number of disinterested Trustees voting in favor of such purchase or acquisition shall exceed the number of disinterested Trustees, if any, voting against such purchase or acquisition by at least one (1).

(iv)           A Trustee who has a direct or an indirect interest in the purchase or acquisition: (A) may abstain from the voting to approve or disapprove of the proposed transaction; or (B) may participate in the voting to approve or disapprove the proposed transaction, provided, that, in the event that a Trustee with a direct or indirect interest intends to participate in the voting, the Trustee shall disclose in writing to the other Trustees, at least seven (7) days prior to the meeting, the nature and extent of the Trustee’s interest or the interest of affiliated or related parties in the business organization or entity.

(v)           The Trustees may approve of and authorize any purchase or acquisition of an interest in any business organization or entity in which a Trustee has, or Trustees have, an interest where the transaction set forth in the contracts or agreements described in subparagraph 7.5(d)(i) are fair and reasonable as to the Trust at the time of approval and authorization by the Trustees. For purposes of determining whether a proposed transaction is fair and reasonable as to the Trust, the Trustees may consider, among other things, the following factors:

(I)	the consideration to be paid, or the capital contribution to be made, by the Trust for its interest in the business organization or entity shall be in the same form as, and, on a proportional basis, on a par with the consideration paid or to be paid, or the capital contribution made or to be made, by the Trustee for the Trustee’s interest in the business organization and entity; and,
(II)	under the contracts or agreements described in subparagraph 7.5(d)(i), there shall be: (A) no difference or distinction in the voting rights granted to, and/or held or exercised by, the Trust and the Trustee with respect to all matters and affairs of the business organization or entity, including, but not limited to governance, management, operations, financing, refinancing, distributions of profits and losses, allocation of income and expenses allocations of profits and losses, distributions of capital or the dissolution, liquidation and/or termination of the business organization or entity; and (B) no difference or distinction in the rights granted to the Trust and the Trustee to share or participate in, or receive distributions or allocations of, profits and losses, or capital, except for such differences or distinctions as may arise from the quantum of the respective interests held by the Trust and the Trustee, subject to the requirements of (d)(v)(III) below; and;
(III)	the quantum of the interest of the Trust in the business organization or entity, in terms of voting rights and the right to share or participate in, or receive, distributions or allocations of profits and losses, or capital, shall be greater than the interest of the Trustee and/or the aggregate interests of all Trustees in the business organization or entity (including the interest of affiliated and related parties); and,

(IV)	the Trust shall be responsible for the management of the affairs of the business organization or entity under the contracts or agreements described in subparagraph 7.5(d)(i).

(vi)         Any matters related to the management of the affairs of the business organization or entity shall be scheduled for the consideration of the Trustees, and determined and voted upon, in the same manner as provided for in this paragraph (d).

(vii)        Notwithstanding anything contained herein, any interested Trustee who determines to participate in the voting with respect to the proposed purchase or acquisition and votes on the proposed purchase or acquisition:

(A)	shall exercise prudent and careful business judgment in good faith in evaluating whether the Trust should make the purchase or acquisition investment in light of the Trust’s purposes, objectives and statements of policy;
(B)	shall state for the record at the meeting the specific reasons for his/her vote on the resolution concerning the purchase; and,
(C)	shall not be automatically immunized by virtue of the existence of, or compliance with, provisions of subparagraphs 7.5(c) or (d) from any actions, suits or proceedings, whether at law or in equity, or by or before any administrative officer, agency or tribunal, for breach of any statutory or common law duty which may be owed to the shareholders of the Trust or to the other Trustees.

(3)           All other terms and conditions of the Restated Declaration remain as stated therein.

IN WITNESS WHEREOF, the undersigned have signed and sealed this instrument as of the 31st day of May, 1994.

FIRST REAL ESTATE INVESTMENT TRUST
OF NEW JERSEY

/ s / Robert S. Hekemian
Robert S. Hekemian
Chairman of the Board

ATTEST:

/ s / William R. DeLorenzo, Jr.

William R. DeLorenzo, Jr.

Executive Secretary and Treasurer